SHARE PURCHASE AGREEMENT

This Share Purchase Agreement ("Agreement") is executed on July 25, 2005, coming into force on August 1, 2005, by Global Gold Mining, LLC, a Delaware, USA limited liability company ("Buyer"), Mr. Karapet Khachatryan, an individual resident in Armenia ("A"), and Mr. Arthur Gevorgyan, an individual resident in Armenia ("B"and, collectively with A consisting of one hundred percent of the "participants" of Mego Gold, LLC an Armenian limited liability company, "Sellers").







                                    RECITALS

Sellers desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of participation (the "Shares") in Mego Gold, LLC an Armenian limited liability company which holds valid exploration licenses, a pilot plant, and other assets and improvements in Armenia for the mining property known as Toukhmanuk and other license areas all as described in the Disclosure Letter attached and by the Closing shall have mutually acceptable special mining licenses and agreements for such properties (the "Company"), for the consideration and on the terms set forth in this Agreement.

                                    AGREEMENT

The parties, intending to be legally bound, agree as follows:



DEFINITIONS. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:



         "Acquired Company"--the Company.


         "Adjustment Amount"--as defined in Section 2.5.


         "Applicable Contract"--any Contract (a) under which the Acquired Company has or may acquire any rights, (b) under which the Acquired Company has or may become subject to any obligation or liability, or (c) by which the Acquired Company or any of the assets owned or used by it is or may become bound.





         "Balance Sheet"--as defined in Section 3.4.


         "Best Efforts"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible


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         "Breach"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.







         "Buyer"--as defined in the first paragraph of this Agreement.



         "Closing"--as defined in Section 2.3.


         "Closing Date"--the date and time as of which the Closing actually takes place.



         "Company"--as defined in the Recitals of this Agreement.



         "Consent"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).


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         "Contemplated Transactions"--all of the transactions contemplated by this Agreement, including:



                  (a) The sale of the Shares by Sellers to Buyer;

                  (b) the execution, delivery, and performance of the Employment Agreements, the Noncompetition Agreements, the Sellers' Releases;

                  (c) the performance by Buyer and Sellers of their respective covenants and obligations, including the delivery of the Corporate Guarantee from Buyer, under this Agreement; and



                  (d) Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Companies.



         "Contract"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.



         "Damages"--as defined in Section 10.2.

         "Disclosure Letter"--the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement, attached hereto as Exhibit A and made a part hereof.

         "Employment Agreements"--as defined in
Section 2.4(a)(iii).


         "Encumbrance"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.


         "Environment"--soil, land surface or subsurface strata, surface waters (including any waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.


         "Environmental, Health, and Safety Liabilities"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);


                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;


                  (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or


                  (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

         "Environmental Law"--any Legal Requirement that requires or relates to:



                  (a) advising appropriate authorities, employees, and the public of Armenia of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;



                  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;



                  (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                  (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;



                  (e) protecting resources, species, or ecological amenities;

                  (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                  (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

                  (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.



         "Facilities"--any real property, leaseholds, or other interests currently or formerly owned or operated by the Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Acquired Company.





         "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

         "Governmental Authorization"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.


         "Governmental Body"--any:


                  (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;



                  (b) national, marz, local, municipal, foreign, or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);


                  (d) multi-national organization or body; or

                  (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "Hazardous Activity"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.



         "Hazardous Materials"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.



         "Intellectual Property Assets"--as defined in
Section 3.22.



         "Interim Balance Sheet"--as defined in
Section 3.4.



         "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.



         "Knowledge"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.



         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.


         "Legal Requirement"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.



         "Noncompetition Agreements"--as defined in
Section 2.4(a) (iv).

         "Occupational Safety and Health Law"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.


         "Order"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.




         "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:


                  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                  (b) such action is not required to be authorized by the board such Person (or by any Person or group of Persons exercising similar authority); and

                  (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.



         "Organizational Documents"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the certificate of formation, participants decisions, and the charter or operating agreement of any limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any minutes, protocols, or documents related to a Person's decisions or actions; and (f) any amendment to any of the foregoing.











         "Person"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

          "Proceeding"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.





          "Related Person"--with respect to a particular individual:



                  (a) each other member of such individual's Family;

                  (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;



                  (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                  (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

                  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                  (b) any Person that holds a Material Interest in such specified Person;

                  (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                  (d) any Person in which such specified Person holds a Material Interest;

                  (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                  (f) any Related Person of any individual described in clause
         (b) or (c).

For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and
(b) "Material Interest" means direct or indirect beneficial ownership of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.

         "Release"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.



         "Representative"--with respect to a particular Person, any authorised director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.



         "Sellers"--as defined in the first paragraph of this Agreement.



         "Sellers' Releases"--as defined in Section 2.4.


         "Shares"--as defined in the Recitals of this Agreement.

         "Subsidiary"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

         "Tax Return"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.



         "Threat of Release"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.



         "Threatened"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.



SALE AND TRANSFER OF SHARES; CLOSING.

         Shares. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Sellers.

         Purchase Price. The purchase price (the "Purchase Price") for the Shares will be Three Million Five Hundred Thousand United States Dollars ($3,500,000.00 USD), payable as follows: (a) One Million Five Hundred Thousand United States Dollars ($1,500,000 USD) at the Closing in exchange for Fifty One percent (51%) of all of the Shares; respectively, at the Closing A shall receive Seven Hundred Thirty Five Thousand Two Hundred Ninety Four US dollars and Twelve US cents ($735,294.12 USD) for the Twenty Five percent (25%) out of Fifty percent (50%) of its Shares, and B shall receive Seven Hundred Sixty Four Thousand Seven Hundred Five US dollars and Eighty Eight cents ($764,705.88 USD); and (b) Two Million United States Dollars ($2,000,000 USD) in exchange for the remaining Forty Nine percent (49%) of Seller's shares to be paid within Two (2) years of the date of the Closing; respectively, within Two (2) years of the date of the Closing A shall receive One Million Twenty Thousand Four Hundred Eight US dollars and Sixteen US cents ($1,020,408.16 USD), and B shall receive Nine Hundred Seventy Nine Thousand Five Hundred Ninety One US dollars and Eighty Four US cents ($979,591.84). Until the date Buyer has purchased the Forty Nine percent (49%) balance of Sellers' Shares as provided in Section 2.2 (b) above, the Company shall pay Sellers, in proportion to each one's Shares, annual profit distributions from the Company's business activities; profit distributions shall be made within Forty Five Days after the determination of annual profit.

Buyer shall give Ten (10) days advance notice of the payment provided in Section
2.2 (b) above, and on that date Sellers shall transfer the balance of their Shares to Buyer; if Sellers fail in whole or in part to make such transfer, each Seller hereby grants a limited power of attorney to Buyer's designee to execute all necessary documents to effectuate the transfer in exchange for the agreed payment. Purchase Price is inclusive of and the Sellers are solely and separately responsible for all taxes, fees and levies, duties and other charges applicable now or those which may become applicable in the future, including such taxes, duties or other charges acknowledged retroactive, which may be imposed on any of the Purchase Price (including, but not limited to, the property tax, profit or income tax, VAT) (all taxes, duties or other charges hereinafter collectively referred to as the "Taxes"), associated with, or payment of, such Purchase Price. Buyer may calculate, and withhold from the Purchase Price and pay any Tax on behalf of the Sellers.











         Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place at the offices of Arax Consulting Yerevan, Armenia, at 10:00 a.m. (local time) on the later of (i) August 30, 2005 or (ii) the date that is ten business days following the notice that all parties are prepared to close, or at such other time and place as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.3 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         Closing Obligations.  At the Closing:


                  Sellers will deliver to Buyer:

                           certificates representing the Shares, duly endorsed
                  (or accompanied by duly executed powers), with signatures guaranteed, for transfer to Buyer and corresponding changes to the Company's official list of participants and charter;





                           releases in the form of
                  Exhibit 2.4(a)(ii) executed by Sellers (collectively, "Sellers' Releases");





                           noncompetition agreements in
                  the form of Exhibit 2.4(a)(iv),
                  executed by Sellers (collectively, the
                  "Noncompetition Agreements"); and

                           a certificate executed by Sellers representing and
                  warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 5.5);



                           all records, assets, and
                  materials related to the Company, not
                  in the Company's possession as of the
                  Closing date; and


                           one or more special mining licenses and special
                  mining concession agreements covering the right to mine, process, and sell gold and other minerals for terms of at least Twenty (20) years at the properties described in the Disclosure Letter.

                  Buyer will deliver to Sellers:

                           the following amounts totaling One Million Five
                  Hundred Thousand US Dollars ($1,500,000 USD) by bank cashier's or certified check payable to the order of or by wire transfer to accounts specified by A and B, respectively: Seven Hundred Thirty Five Thousand Two Hundred Ninety Four US dollars and Twelve US cents ($735,294.12) to A, and Seven Hundred Sixty Four Thousand Seven Hundred Five US dollars and Eighty Eight cents ($764,705.88 USD) to B;



                            a certificate executed by Buyer to the effect that,
                  except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.



                           Corporate Guarantee issued by the Buyer for the
                  payment of the Two Million US dollars ($2,000,000 USD) to Sellers within Two (2) years of the Closing date, as provided in Section 2.2 above.

                  Buyer shall assume full management control of the Company and shall be responsible for financing the development and operations of the Company's properties. Sellers agree to execute documents and otherwise cooperate in these actions as requested by Buyer, and Sellers shall have the reasonable right to inspect the Company's books to ensure they are receiving accurate profit distributions, for so long as they continue to hold Shares in the Company.









         Adjustment Amounts. The Adjustment Amount (which may be a positive or negative number) will be equal to the difference, if any, in the value of the assets from the date of this Agreement up to the Closing date.



         Adjustment Procedure.

                  Sellers will prepare and will cause Amyot Exco, the Company's certified public accountants, to audit consolidated financial statements ("Closing Financial Statements") of the Company as of the Closing Date and for the period from the date of the Balance Sheet through the Closing Date, including an updated asset list. Sellers will deliver the Closing Financial Statements to Buyer within sixty days after the Closing Date. If within thirty days following delivery of the Closing Financial Statements, Buyer has not given Sellers notice of its objection to the Closing Financial Statements (such notice must contain a statement of the basis of Buyer's objection), then the reflected in the Closing Financial Statements will be used in computing the Adjustment Amount. If Buyer gives such notice of objection, then the issues in dispute will be submitted to KPMG (the "Accountants"), for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) Buyer will bear the fees of the Accountants for such determination.



                  On the tenth business day following the final determination of the Adjustment Amount, if the Purchase Price is greater than the aggregate of the payments made pursuant to Sections 2, Buyer will pay the difference to Sellers, and if the Purchase Price is less than such aggregate amount, Sellers will pay the difference to Buyer Payments must be made in immediately available funds. Payments to Sellers must be made in the manner and will be allocated in the proportions set forth in Section 2.4(b) (i). Payments to Buyer must be made by wire transfer to such bank account as Buyer will specify.

REPRESENTATIONS AND WARRANTIES OF SELLERS. Sellers represent and warrant to Buyer as follows:



         Organization and Good Standing.


                  Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each participant and the number of shares held by each). The Acquired Company is a company duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Acquired Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

                  Sellers have delivered to Buyer copies of the Organizational Documents of the Acquired Company, as currently in effect.



         Authority; No Conflict.



                  This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Upon the execution and delivery by Sellers of the Sellers' Releases, and the Noncompetition Agreements (collectively, the "Sellers' Closing Documents"), the Sellers' Closing Documents will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their obligations under this Agreement and the Sellers' Closing Documents.


                  Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):



                           contravene, conflict with, or result in a violation
                  of any provision of the Organizational Documents of the Acquired Company, or (B) any resolution adopted by the board or the participants of the Acquired Company;





                           contravene, conflict with, or result in a violation
                  of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Acquired Company or either Seller, or any of the assets owned or used by the Acquired Company, may be subject;

                           contravene, conflict with, or result in a violation
                  of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, the Acquired Company;



                           cause Buyer or the Acquired
                  Company to become subject to, or to
                  become liable for the payment of, any
                  Tax;



                           cause any of the assets owned
                  by the Acquired Company to be
                  reassessed or revalued by any taxing
                  authority or other Governmental Body;

                           contravene, conflict with, or result in a violation
                  or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or







                           result in the imposition or creation of any
                  Encumbrance upon or with respect to any of the assets owned or used by the Acquired Company.







                  Except as set forth in Part 3.2 of the Disclosure Letter, no Seller or the Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, including specifically but not limited to the Company's rights to engage in commercial mining at Toukhmanouk and the surrounding license areas well as to operate an associated pilot plant there, including the sale of their products domestically and for export.

         Capitalization. The authorized equity of the Company consist of 50218 shares of participants interests, book value 50 218 000 AMD per share. Sellers are and will be on the Closing Date the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances. A owns 25 109 of the Shares, and B owns 25 109 of the Shares. No legend or other reference to any purported Encumbrance appears upon any certificate representing the Shares of the Acquired Company. All of the Shares of the Acquired Company have been duly registered4 are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any Shares or other securities of the Acquired Company. None of the Shares or other securities of the Acquired Company was issued in violation of any Legal Requirement. The Acquired Company does not own, nor has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Company) nor any direct or indirect equity nor ownership interest in any other business.

         Financial Statements. Sellers have delivered to Buyer: (a) consolidated balance sheets of the Acquired Companies as at December 31 in each of the years 2001 through 2004, and the related consolidated statements of income, changes in participants' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Amyot Exco, independent certified public accountants, (b) a consolidated balance sheet of the Acquired Company as at December 31, 2004 (including the notes thereto, the "Balance Sheet"), and the related consolidated statements of income, changes in participants' equity, and cash flow for the fiscal year then ended, together with the report thereon of Amyot Exco, independent certified public accountants, and (c) an unaudited consolidated balance sheet of the Acquired Company as at June 30, 2005 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income, changes in shareholders' equity, and cash flow for the three months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flow of the Acquired Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired Company are required by GAAP to be included in the consolidated financial statements of the Company.

         Books and Records. The books of account, minute books, share record books, and other records of the Acquired Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and applicable law, including the maintenance of an adequate system of internal controls. The minute books of the Acquired Company contain accurate and complete records of all meetings held of, and Company action taken by, the participants, management, the Board, and committees of the Board of the Acquired Company, and no meeting of any such participants, management, Board, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Acquired Company.





         Title to Properties; Encumbrances. Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, licenses, mining agreements, leaseholds, or other interests therein owned by the Acquired Company. Sellers have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Sellers or the Acquired Company and relating to such property or interests. The Acquired Company owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties, and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Acquired Company or reflected as owned in the books and records of the Acquired Company, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim

Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice) which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter. All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Acquired Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Acquired Company lie wholly within the boundaries of the real property owned by the Acquired Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

         Condition and Sufficiency of Assets. The structures, and equipment of the Acquired Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Acquired Company are sufficient for the continued conduct of the Acquired Company's businesses after the Closing in substantially the same manner as conducted prior to the Closing.







         Accounts Receivable. All accounts receivable of the Acquired Company that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.









         Inventory. All inventory of the Acquired Company, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or balance value basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Company.

         No Undisclosed Liabilities. Except as set forth in Part 3.10 of the Disclosure Letter, the Acquired Company has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.







         Taxes.

                  The Acquired Company has filed or caused to be filed (on a timely basis since 2001) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since 2001. The Acquired Company has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or the Acquired Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

                  The Tax Returns of the Acquired Company subject to such Taxes have been audited by the relevant tax authorities or are closed by the applicable statute of limitations for all taxable years through 2004.
         Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the Tax Returns filed by the Acquired Company for all taxable years since 2001, and the resulting deficiencies proposed. Except as described in Part 3.11 of the Disclosure Letter, no Seller or the Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Acquired Company or for which the Acquired Company may be liable.

                  The charges, accruals, and reserves with respect to Taxes on the respective books of the Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to the Acquired Company's liability for Taxes. There exists no proposed tax assessment against the Acquired Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. All Taxes that the Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.









                  All Tax Returns filed by (or that include on a consolidated basis) the Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Acquired Company after the date of this Agreement.







         No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.







         Employee benefits.



                  As used in this Section 3.13, the following terms have the meanings set forth below.

                  "Company Other Benefit Obligation" means any Obligation owed, adopted, or followed by the Acquired Company.



                  "Company Plan" means all Plans of which the Acquired Company or an Affiliate of the Acquired Company is or was a Plan Sponsor, or to which the Acquired Company or an Affiliate of the Acquired Company otherwise contributes or has contributed, or in which the Acquired Company or an Affiliate of the Acquired Company otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

                  "Other Benefit Obligations" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits.

                    (i) Part 3.13(i) of the Disclosure Letter contains a
                  complete and accurate list of all Company Plans and Company Other Benefit Obligations, and identifies as such all Company Plans.

                           Part 3.13(ii) of the Disclosure Letter contains a
                  complete and accurate list of (A) all Affiliates of the Acquired Company, and (B) all Plans of which any such Affiliate is or was a Plan Sponsor, in which any such Affiliate participates or has participated, or to which any such Affiliate contributes or has contributed.



                           Part 3.13(iii) of the Disclosure Letter sets forth a
                  calculation of the liability of the Acquired Company for benefits.



                           Part 3.13(iv) of the Disclosure Letter sets forth the
                  financial cost of all obligations owed under any Company Plan or Company Other Benefit Obligation.

                  Sellers have delivered to Buyer, or will deliver to Buyer within ten days of the date of this Agreement:

                           all documents that set forth the terms of each
                  Company Plan or Company Other Benefit Obligation and of any related matter, including (A) all plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company Other Benefit Obligations;







                           all personnel, payroll, and
                  employment manuals and policies;



                           all collective bargaining and union agreements
                  pursuant to which contributions have been made or obligations incurred by the Acquired Company and the Affiliates of the Acquired Company, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities;

                           a written description of any
                  Company Plan or Company Other Benefit
                  Obligation that is not otherwise in
                  writing;



                           all statements filed with
                  respect to any Company Plan;



                           all insurance policies
                  purchased by or to provide benefits
                  under any Company Plan;



                           all contracts with third
                  parties that relate to any Company
                  Plan or Company Other Benefit
                  Obligation;



                           all reports submitted within the four years preceding
                  the date of this Agreement by third parties with respect to any Company Plan or Company Other Benefit Obligation; and



                           all notifications to
                  employees of their rights.



                  Except as set forth in Part 3.13(vi) of the Disclosure Letter:

                           The Acquired Company have performed all of their
                  respective obligations under all Company Plans, Company Other Benefit Obligations, and Company. The Acquired Company has made appropriate entries in its financial records and statements for all obligations and liabilities under such Plans and Obligations that have accrued but are not due.





                           No statement, either written or oral, has been made
                  by the Acquired Company to any Person with regard to any Plan or Other Benefit Obligation that was not in accordance with the Plan or Other Benefit Obligation and that could have an adverse economic consequence to the Acquired Company or to Buyer.



                           The Acquired Company, with respect to all Company
                  Plans and Company Other Benefits Obligations are, and each Company Plan and Company Other Benefit Obligation is, in full compliance with applicable laws.

                           Each Company Plan can be terminated within thirty
                  days, without payment of any additional contribution or amount and without the vesting or acceleration of any benefits promised by such Plan.

                           Since June 30, 2005, there has been no establishment
                  or amendment of any Company Plan or Company Other Benefit Obligation.

                           No event has occurred or circumstance exists that
                  could result in a material increase in premium costs of Company Plans and Company Other Benefit Obligations that are insured, or a material increase in benefit costs of such Plans and Obligations that are self-insured.



                           Other than claims for benefits submitted by
                  participants or beneficiaries, no claim against, or legal proceeding involving, any Company Plan or, Company Other Benefit Obligation is pending or, to Sellers' Knowledge, is Threatened.



                           No Company Plan is a stock bonus, pension, or
                  profit-sharing plan.

                           The consummation of the Contemplated Transactions
                  will not result in the payment, vesting, or acceleration of any benefit.





         Compliance with Legal Requirements;
Governmental Authorizations.



                  Except as set forth in Part 3.14 of the Disclosure Letter:

                           the Acquired Company is, and at all times since
                  December 11, 2000 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;







                           no event has occurred or circumstance exists that
                  (with or without notice or lapse of time) (A) may constitute or result in a violation by the Acquired Company of, or a failure on the part of the Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and
                           the Acquired Company has not received, at any time
                  since December 11, 2000, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.







                  Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by the Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Acquired Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect, and copies of each are attached to the Disclosure Letter. Except as set forth in Part 3.14 of the Disclosure Letter:

                           the Acquired Company is, and at all times since
                  December 11, 2000 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;







                           no event has occurred or circumstance exists that may
                  (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

                           the Acquired Company has not received, at any time
                  since December 11, 2000 any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and







                           all applications required to have been filed for the
                  renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

         The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Company to lawfully explore for, mine, process, sell domestically and export gold, silver, and other metals in commercially reasonable quantities as well as to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Company to own and use their assets in the manner in which they currently own and use such assets.

         Legal Proceedings; Orders.

                  Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:



                           that has been commenced by or against the Acquired
                  Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Acquired Company; or





                           that challenges, or that may have the effect of
                  preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.



         To the Knowledge of Sellers and the Acquired Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Acquired Company.

                  Except as set forth in Part 3.15 of the Disclosure Letter:



                           there is no Order to which
                  the Acquired Company, or any of the
                  assets owned or used by the Acquired
                  Company, is subject;

                           neither Seller is subject to
                  any Order that relates to the business
                  of, or any of the assets owned or used
                  by, the Acquired Company; and





                           no officer, director, agent, or employee of the
                  Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Acquired Company.

                  Except as set forth in Part 3.15 of the Disclosure Letter:



                           the Acquired Company is, and at all times since
                  Decenber 111, 2000 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;







                           no event has occurred or circumstance exists that may
                  constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Acquired Company, or any of the assets owned or used by the Acquired Company, is subject; and
                           the Acquired Company has not received, at any time
                  since December 11, 2000any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Acquired Company, or any of the assets owned or used by the Acquired Company, is or has been subject.







         Absence of Certain Changes and Events. Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Acquired Company has conducted businesses only in the Ordinary Course of Business and there has not been any:



                  change in the Acquired Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Acquired Company; issuance of any security convertible into such capital stock; grant of the registration rights; purchase, redemption, retirement, or other acquisition by the Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  amendment to the Organizational
         Documents of the Acquired Company;

                  payment or increase by the Acquired Company of any bonuses, salaries, or other compensation to any participant, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;





                  adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Acquired Company;





                  damage to or destruction or loss of any asset or property of the Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Company, taken as a whole;

                  entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Acquired Company of at least One Thousand US Dollars ($1,000.00);







                  sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;







                  cancellation or waiver of any claims or rights with a value to the Acquired Company in excess of One Thousand US Dollars ($1,000.00);



                  material change in the accounting
         methods used by the Acquired Company; or
                  agreement, whether oral or written, by
         the Acquired Company to do any of the foregoing.







         Contracts; No Defaults.



                  Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:



                           each Applicable Contract that involves performance of
                  services or delivery of goods or materials by the Acquired Company of an amount or value in excess of One Thousand US Dollars ($1,000.00);



                           each Applicable Contract that involves performance of
                  services or delivery of goods or materials to one or more Acquired Company of an amount or value in excess of One Thousand US Dollars ($1,000.00);

                           each Applicable Contract that was not entered into in
                  the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Company in excess of One Thousand US Dollars ($1,000.00);

                           each lease, rental or occupancy agreement, license,
                  installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than One thousand US Dollars ($1,000.00) and with terms of less than one year);











                           each licensing agreement or other Applicable Contract
                  with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                           each collective bargaining agreement and other
                  Applicable Contract to or with any labor union or other employee representative of a group of employees;


                           each joint venture, partnership, and other Applicable
                  Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Acquired Company with any other Person;







                           each Applicable Contract containing covenants that in
                  any way purport to restrict the business activity of the Acquired Company or the Affiliate of the Acquired Company or limit the freedom of the Acquired Company or any Affiliate of the Acquired Company to engage in any line of business or to compete with any Person;

                           each Applicable Contract providing for payments to or
                  by any Person based on sales, purchases, or profits, other than direct payments for goods;





                           each power of attorney that
                  is currently effective and outstanding;



                           each Applicable Contract entered into other than in
                  the Ordinary Course of Business that contains or provides for an express undertaking by the Acquired Company to be responsible for consequential damages;



                           each Applicable Contract for
                  capital expenditures in excess of Five
                  Thousand US Dollars ($5,000.00);

                           each written warranty, guaranty, and or other similar
                  undertaking with respect to contractual performance extended by the Acquired Company other than in the Ordinary Course of Business; and
                           each amendment, supplement,
                  and modification (whether oral or
                  written) in respect of any of the
                  foregoing.





         Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Acquired Company under the Contracts, and the Acquired Company's office where details relating to the Contracts are located.





                  Except as set forth in Part 3.17(b) of the Disclosure Letter:

                           neither Seller (and no Related Person of either
                  Seller) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Acquired Company; and
                           no officer, director, participant, agent, employee,
                  consultant, or contractor of the Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, participant, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Acquired Company, or (B) assign to the Acquired Company or to any other Person any rights to any invention, improvement, or discovery.











                  Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.





                  Except as set forth in Part 3.17(d) of the Disclosure Letter:

                           the Acquired Company is, and at all times since
                  December 11, 2000 has been, in full compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;



                           each other Person that has or had any obligation or
                  liability under any Contract under which the Acquired Company has or had any rights is, and at all times since December 11, 2000 has been, in full compliance with all applicable terms and requirements of such Contract;







                           no event has occurred or circumstance exists that
                  (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and
                           the Acquired Company has not given to or received
                  from any other Person, at any time since January 1, 2001, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.













                  There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Acquired Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.



                  The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         Insurance.

                  Sellers have delivered to Buyer:



                           true and complete copies of all policies of insurance
                  to which the Acquired Company is a party or under which the Acquired Company, or any director of the Acquired Company, is or has been covered at any time within the three years preceding the date of this Agreement;



                           true and complete copies of
                  all pending applications for policies
                  of insurance; and



                           any statement by the auditor of the Acquired
                  Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                  Part 3.18(b) of the Disclosure Letter
         describes:



                           any self-insurance
                  arrangement by or affecting the
                  Acquired Company, including any
                  reserves established thereunder;





                           any contract or arrangement,
                  other than a policy of insurance, for
                  the transfer or sharing of any risk by
                  the Acquired Company; and





                           all obligations of the Acquired Company to third
                  parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                  Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the three preceding policy years:



                           a summary of the loss
                  experience under each policy;



                           a statement describing each claim under an insurance
                  policy for an amount in excess of One Thousand US Dollars ($1,000.00), which sets forth:



                                    the name of the
                           claimant;



                                    a description of the
                           policy by insurer, type of
                           insurance, and period of
                           coverage; and





                                    the amount and a
                           brief description of the
                           claim; and
                           a statement describing the loss experience for all
                  claims that were self-insured, including the number and aggregate cost of such claims.





                  Except as set forth on Part 3.18(d) of the Disclosure Letter:



                           All policies to which the Acquired Company is a party
                  or that provide coverage to either Seller, the Acquired Company, or any director or officer of the Acquired Company:





                                    are valid,
                           outstanding, and enforceable;

                                    are issued by an
                           insurer that is financially
                           sound and reputable;





                                    taken together,
                           provide adequate insurance
                           coverage for the assets and
                           the operations of the
                           Acquired Company;

                                     are sufficient for
                           compliance with all Legal
                           Requirements and Contracts to
                           which the Acquired Company is
                           a party or by which any of
                           them is bound;





                                    will continue in
                           full force and effect
                           following the consummation of
                           the Contemplated
                           Transactions; and





                                    do not provide for any retrospective premium
                           adjustment or other experienced-based liability on the part of the Acquired Company.

                           No Seller or the Acquired Company has received (A)
                  any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.









                           The Acquired Company has paid all premiums due, and
                  have otherwise performed all of their respective obligations, under each policy to which the Acquired Company is a party or that provides coverage to the Acquired Company or director thereof.







                           The Acquired Company has given notice to the insurer
                  of all claims that may be insured thereby.

         Environmental Matters.  Except as set forth in

part 3.19 of the disclosure letter:

                  The Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or the Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or
         (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Acquired Company, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  There are no pending or, to the Knowledge of Sellers and the Acquired Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Sellers or the Acquired Company has or had an interest.











                  No Seller or the Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of the alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Sellers, the Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  No Seller or the Acquired Company, or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Sellers or the Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities or any such other property or assets.









                  There are no Hazardous Materials present on or in the Environment at the Facilities or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Seller, the Acquired Company, any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Acquired Company has or had an interest.

                  There has been no Release or, to the Knowledge of Sellers and the Acquired Company, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Sellers or the Acquired Company has or had an interest, or any geologically or hydrologically adjoining property, whether by Sellers, the Acquired Company, or any other Person.









                  Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or the Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Sellers, the Acquired Company, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

         Employees.

                  Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 11, 2000; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.

                  No employee, participant, or director of the Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Company, or (ii) the ability of the Acquired Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Acquired Company by any such employee or director.









                  Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Acquired Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

         Labor Relations; Compliance. Since December 11, 2000, the Acquired Company has not been nor is a party to any collective bargaining or other labor Contract. Since December 11, 2000, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, or (b) any Proceeding against or affecting the Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Acquired Company, and no such action is contemplated by the Acquired Company. The Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Acquired Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.













         Intellectual Property.



                  Intellectual Property Assets.  The
         term "Intellectual Property Assets" includes:

                           the name, Mego Gold, all fictional business names,
                  trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");





                           all patents, patent
                  applications, and inventions and
                  discoveries that may be patentable
                  (collectively, "Patents");





                           all copyrights in both
                  published works and unpublished works
                  (collectively, "Copyrights"); and





                           all know-how, trade secrets, confidential
                  information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Acquired Company as licensee or licensor.

                  Agreements. Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Company, of all Contracts relating to the Intellectual Property Assets to which the Acquired Company is a party or by which the Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than One Thousand US Dollars ($1,000.00) under which the Acquired Company is the licensee. There are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.





                  Know-How Necessary for the Business.

                           The Intellectual Property Assets are all those
                  necessary for the operation of the Acquired Company's businesses as they are currently conducted. The Acquired Company is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.

                           Except as set forth in Part 3.22(c) of the Disclosure
                  Letter, all former and current employees of the Acquired Company have executed written Contracts with the Acquired Company that assign to the Acquired Company all rights to any inventions, improvements, discoveries, or information relating to the business of the Acquired Company. No employee of the Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Acquired Company.

                  Patents.

                           Part 3.22(d) of the Disclosure Letter contains a
                  complete and accurate list and summary description of all Patents. One or more of the Acquired Company is the owner of all right, title, and interest in and to each of the Patents, free and clear of all liens, security interests, charges, encumbrances, entities, and other adverse claims.









                           All of the issued Patents are currently in compliance
                  with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                           No Patent has been or is now involved in any
                  interference, reissue, reexamination, or opposition proceeding. To Sellers' Knowledge, there is no potentially interfering patent or patent application of any third party.





                           No Patent is infringed or, to Sellers' Knowledge, has
                  been challenged or threatened in any way. None of the products manufactured and sold, nor any process or know-how used, by the Acquired Company infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                  Trademarks.

                           Part 3.22(e) of Disclosure Letter contains a complete
                  and accurate list and summary description of all Marks. The Acquired Company is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.









                           No Mark has been or is now involved in any
                  opposition, invalidation, or cancellation and, to Sellers' Knowledge, no such action is Threatened with the respect to any of the Marks.





                           To Sellers' Knowledge, there is no potentially
                  interfering trademark or trademark application of any third party.



                           No Mark is infringed or, to Sellers' Knowledge, has
                  been challenged or threatened in any way. None of the Marks used by the Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                  Copyrights.



                           Part 3.22(f) of the Disclosure Letter contains a
                  complete and accurate list and summary description of all Copyrights. The Acquired Company is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.











                           All the Copyrights have been registered and are
                  currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                           No Copyright is infringed or, to Sellers' Knowledge,
                  has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.











                           All works encompassed by the Copyrights have been
                  marked with the proper copyright notice.





                  Trade Secrets.



                           With respect to each Trade Secret, the documentation
                  relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                           Sellers and the Acquired Company have taken all
                  reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.







                           The Acquired Company has good title and an absolute
                  (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers' Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Acquired Company) or to the detriment of the Acquired Company. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

         Certain Payments. Since December 11, 2000, the Acquired Company has not nor has any director, officer, participant, Seller, agent, or employee of the Acquired Company, or any other Person associated with or acting for or on behalf of the Acquired Company, directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Acquired Company or any Affiliate of an Acquired Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Company.









         Disclosure.

                  No representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                  No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.







                  There is no fact known to either Seller that has specific application to either Seller or the Acquired Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Acquired Company (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.





         Relationships with Related Persons. No Seller or any Related Person of Sellers or of the Acquired Company has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Company's businesses. No Seller or any Related Person of Sellers or of the Acquired Company is, or since has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Acquired Company, or (ii) engaged in competition with the Acquired Company (a "Competing Business") in any market presently served by the Acquired Company. Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or of the Acquired Company is a party to any Contract with, or has any claim or right against, the Acquired Company.

         Brokers or Finders. Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.







REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Sellers as follows:





         Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, USA. Until Buyer purchases the Seller's 49%, the Buyer shall not change its organizational form, and shall not change or otherwise allianate its 51% share, without the Seller's concent.

         Authority; No Conflict.



                  This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.









                  Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                           any provision of Buyer's
                            Organizational Documents;

                           any resolution adopted by the
                  board or the member(s) of Buyer;

                           any Legal Requirement or
                  Order to which Buyer may be subject; or



                           any Contract to which Buyer
                  is a party or by which Buyer may be
                  bound.





         Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         Investment Intent. Buyer is acquiring the Shares for its own account.



         Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

         Brokers or Finders. Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Sellers harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.







COVENANTS OF SELLERS PRIOR TO CLOSING DATE.

         Access and investigation. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Acquired Company and its Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to each Acquired Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data,
(b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

         Operation of the Businesses of the Acquired Company. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Acquired Company to:



                  conduct the business of such Acquired
         Company only in the Ordinary Course of Business;



                  use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers, employees, and agents of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company;









                  confer with Buyer concerning
         operational matters of a material nature; and



                  otherwise report periodically to Buyer concerning the status of the business, operations, and finances of such Acquired Company.

         Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.





         Required Approvals. As promptly as practicable after the date of this Agreement, Sellers will, and will cause the Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including the qualification of the Acquired Company as a foreign investor under Armenian law). Between the date of this Agreement and the Closing Date, Sellers will, and will cause each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule 4.2 of the Disclosure Letter.

         Notification. Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller or the Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller or the Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.











         Payment of Indebtedness by Related Persons. Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to the Acquired Company by either Seller or any Related Person of either Seller to be paid in full prior to Closing.

         No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and will cause the Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Acquired Company, or any of the capital stock of the Acquired Company, or any merger, consolidation, business combination, or similar transaction involving the Acquired Company.





         Best Efforts. Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.



COVENANTS OF BUYER PRIOR TO CLOSING DATE.



         Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

         Best Efforts. Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.



CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):





         Accuracy of Representations.


                  All of Sellers' representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

                  Each of Sellers' representations and warranties must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.





         Sellers' Performance.

                  All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.





                  Each document required to be delivered pursuant to Section 2.4 must have been delivered, and each of the other covenants and obligations must have been performed and complied with in all respects.



         Consents. Each of the Consents identified in Part 3.2 of the Disclosure Letter and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.





         Additional Documents. Each of the following documents must have been delivered to Buyer:

                  An opinion of legal counsel, dated as
         of the closing date in the form of Exhibit
         7.4(a);

                  such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(a), (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by either Seller of, or the compliance by either Seller with, any covenant or obligation required to be performed or complied with by such Seller,
         (iv) evidencing the satisfaction of any condition referred to in this
         Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         No Proceedings. Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.



         No Claim Regarding Share Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person
(a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Acquired Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.





         No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

         7.8 Technical Results. Analyses of representative ore samples and concentrate produced there from at the plant taken by Buyer and independently tested for content and processing meet or surpass the amounts and recovery percentages reported in the GKZ analyses provided to Buyer.





         7.9 Tax Liabilities. Sellers shall deliver a binding release from the Armenian Tax Ministry describing all Tax consequences related to the Contemplated Transactions and Sellers shall assume sole and full liability for any and all Tax consequences, stated or unstated, actual or potential, in connection with the Acquired Company prior to and including the consummation of all of the Contemplated Transactions.



CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE. Sellers' obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):





         Accuracy of Representations. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         Buyer's Performance.

                  All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.





                  Buyer must have delivered each of the documents required to be delivered by Buyer pursuant to Section 2.4 and must have made the payments required to be made by Buyer pursuant to Sections 2.4(b)(i) and 2.4(b)(ii).





         Consents. Each of the Consents identified in Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

         Additional Documents. Buyer must have caused the following documents to be delivered to Sellers:



                  an opinion of legal counsel, dated the
         Closing Date, in the form of Exhibit 8.4(a); and



                  such other documents as Sellers may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iv) evidencing the satisfaction of any condition referred to in this
         Section 8, or (v) otherwise facilitating the consummation of any of the Contemplated Transactions.

         No Injunction. There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Sellers to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.



TERMINATION.

         Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:



                  by either Buyer or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                  (i) by Buyer if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;









                  by mutual consent of Buyer and
         Sellers; or



                  by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before September 30, 2005, or such later date as the parties may agree upon.

         Effect of Termination. Each party's right of termination under Section
9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.







INDEMNIFICATION; REMEDIES.


         Survival; Right to Indemnification not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         Indemnification and Payment of Damages by Sellers. Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Company, and their respective Representatives, shareholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:







                  any Breach of any representation or warranty made by Sellers in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter, or any other certificate or document delivered by Sellers pursuant to this Agreement;

                  any Breach of any representation or warranty made by Sellers in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, other than any such Breach that is disclosed in a supplement to the Disclosure Letter and is expressly identified in the certificate delivered pursuant to Section 2.4(a)(v) as having caused the condition specified in Section 7.1 not to be satisfied;







                  any Breach by either Seller of any
         covenant or obligation of such Seller in this Agreement;



                  any product shipped or manufactured
         by, or any services provided by, the Acquired
         Company prior to the Closing Date;



                  any matter addressed in the Disclosure
         Letter; or



                  any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or the Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.







         Indemnification and Payment of Damages by Sellers; Environmental Matters. In addition to the provisions of Section 10.2, Sellers, jointly and severally, will indemnify and hold harmless Buyer, the Acquired Company, and the other Indemnified Persons for, and will pay to Buyer, the Acquired Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:



                  any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Sellers or the Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Sellers or the Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Sellers or the Acquired Company or by any other Person for whose conduct they are or may be held responsible; or
                  any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Sellers or the Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Company prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Sellers or the Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.





















Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

         Indemnification and Payment of Damages by Buyer. Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.







         Time Limitations. If the Closing occurs, Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11, 3.13, and 3.19, unless on or before December 31, 2005, Buyer notifies Sellers of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.3, 3.11, 3.13, or 3.19, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before December 31, 2005 Sellers notify Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Sellers.

         Limitations on Amount--Sellers. Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 10.2 until the total of all Damages with respect to such matters exceeds Ten Thousand US Dollars ($10,000.00), and then only for the amount by which such Damages exceed Ten Thousand US Dollars ($10,000.00). Sellers will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(d) of Section 10.2 until the total of all Damages with respect to such matters exceeds Ten Thousand US Dollars ($10,000.00), and then only for the amount by which such Damages exceed Ten Thousand US Dollars ($10,000.00). However, this
Section 10.6 will not apply to any Breach of any of Sellers' representations and warranties of which either Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by either Seller of any covenant or obligation, and Sellers will be jointly and severally liable for all Damages with respect to such Breaches.













         Limitations on Amount--Buyer. Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in clause
(a) or (b) of Section 10.4 until the total of all Damages with respect to such matters exceeds Ten Thousand US Dollars ($10,000.00), and then only for the amount by which such Damages exceed Ten Thousand US Dollars ($10,000.00). However, this Section 10.7 will not apply to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.



         Right of Set-off. Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Section 10 against amounts otherwise payable or may give notice of a Claim in such amount, if any. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a breach of contract. Neither the exercise of nor the failure to exercise such right of set-off or to give a notice of a Claim, if any, will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

         Procedure for Indemnification--Third Party
Claims.

                  Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.







                  If any Proceeding referred to in Section 10.9(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and
         (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                  Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).







                  Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.





         Procedure for Indemnification--Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.



GENERAL PROVISIONS.


         Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Sellers will cause the Acquired Company not to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

         Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Acquired Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the Acquired Company's employees, customers, and suppliers and others having dealings with the Acquired Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.









         Confidentiality. Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, participants, officers, employees, agents, and advisors of Buyer and the Acquired Company to maintain in confidence, any written, oral, or other information obtained from another party or the Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

         If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.



         Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):






         Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.





         Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.





         Disclosure Letter.



                  The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.





                  In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.



         Assignments, Successors and No Third Party Rights. Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.



         Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.







         Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.



         Governing Law. This Agreement will be governed by the laws of the State of New York, USA without regard to conflicts of laws principles.

         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement has been prepared in English and Armenian. All documents, notices, waivers and all other communication written or otherwise between the parties hereto in connection with this Agreement shall be in English. This Agreement shall also be translated into and executed in Armenian. If there is any inconsistency betweeen the versions, English version shall prevail.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.



Signed for and on behalf                    Signed for and on behalf
of the Sellers                              of the Buyers


--------------------------                  ------------------------
Karapet Khachatryan                         Van Krikorian
                                            Manager
                                            Global Gold Mining, LLC


--------------------------
Arthur Gevorgyan